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                                                                    EXHIBIT 99.3

                                 OFFICEMAX, INC.
                 CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER,
                         PRINCIPAL FINANCIAL OFFICER AND
                   PRINCIPAL ACCOUNTING OFFICER OR CONTROLLER
             (AS REQUIRED BY SECTION 406 OF THE SARBANES-OXLEY ACT)


In accordance with the provisions of Section 406 of the Sarbanes-Oxley Act, OfficeMax, Inc. (the "Company") has adopted this Code of Ethics applicable to the principal executive officer, the principal financial officer and the principal accounting officer or controller of the Company (collectively, the "Covered Officers"). This Code has been designed to deter wrongdoing and to promote honest and ethical conduct. Accordingly, this Code provides principals to which the Covered Officers are expected to adhere and advocate. This Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and other stakeholders.

In my role as a Covered Officer of OfficeMax, I recognize that I hold an important and elevated role in Corporate Governance. I certify that I will adhere to and advocate the following principles and responsibilities. To the best of my knowledge and ability, I will:

     1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

     2. Provide other officers and constituencies of the Company information that is full, fair, accurate, complete, objective, timely and understandable;

     3. Comply with laws, rules and regulations of all U.S. and non-U.S. governmental entities, as well as other private and public regulatory agencies, to which the Company is subject;

     4. Act at all times in good faith, responsibly, with due care, competence and diligence, without any misrepresentation of material facts;

     5. Act objectively, without allowing my independent judgment to be subordinated;

     6. Respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

     7. Share my knowledge and skills with others to improve the Company's communications to its constituencies;

     8. Promote ethical behavior among my peers and employees under my supervision at the Company;

     9. Achieve responsible use of and control over all assets and resources of the Company entrusted to me; and

     10. Promptly report any violations of this Code to the Company's General Counsel and the Chairman of the Audit Committee.


Date:
            -------------                  -------------------------------------
                                           Michael Feuer
                                           Chief Executive Officer



Date:
            -------------                  -------------------------------------
                                           Michael F. Killeen
                                           Senior Executive Vice President
                                           Chief Financial Officer


Date:
            -------------                  -------------------------------------
                                           Phillip P. DePaul
                                           Senior Vice President
                                           Controller